Exhibit 99.4

LETTER OF OFFER

Rights Offering for up to 250,000,000 Equity Shares

SIFY TECHNOLOGIES LIMITED

(CIN: U72200TN1995PLC050809)

This letter of offer (“Letter of Offer”) is only being provided with respect to holders of equity shares and should be reviewed with the prospectus dated           , 2024 (the “Prospectus”) which forms a part of the registration statement on Form F-1 (“Registration Statement”) filed with the United States Securities and Exchange Commission by Sify Technologies Limited (“SIFY”, the “Company” or “we”). By participating in the rights offering you hereby acknowledge the receipt of this Letter of Offer, the Prospectus and the Registration Statement (collectively referred to as the “Rights Offer Documents”) and which together describe the rights offering being made by the Company. All capitalized terms not so defined in the Letter of Offer shall have the meaning ascribed to such term in the Prospectus.

If you hold American Depositary Shares (“ADSs”) representing equity shares and wish to participate in the offer, please review the Prospectus detailing the offer for ADS holders.

We are distributing at no charge (1) to the holders of our equity shares, transferable rights to subscribe for new equity shares and, (2) through Citibank, N.A., our depositary, to holders of our ADSs, transferable rights to subscribe for new equity shares in the form of ADSs pursuant to a rights offering (the “Rights Offering”).

We expect to issue up to 250,000,000 new equity shares in the Rights Offering, including equity shares represented by ADSs. Our equity shares are not listed on any national securities market or exchange in India, the United States or any other market.

Offering to Holders of Equity Shares

Holders of equity shares will receive  1.36364 equity share rights for each equity share owned of record at 6:00 p.m. (Chennai, India time) on           , 2024 (the “Equity Share Record Date”).  0.73 equity share right will entitle a holder of such rights to subscribe for and purchase one new equity share, at a subscription price of Rs. 10 per new equity share (the “Equity Share Subscription Price”), No fractional equity shares will be issued. Fractional entitlements to equity share rights will be rounded down to the next lower whole number. Rights to subscribe for new equity shares will expire at 6:00 p.m. (Chennai, India time) on           , 2024 (the “Equity Share Expiration Date”).

We reserve the right to extend the expiration date one or more times. Any equity share rights not exercised at or before the expiration date will expire worthless without any payment to the holders of those unexercised rights. None of our Board of Directors, any committee thereof, or our management is making any recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration of the Rights Offering.

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The equity share rights will not be listed for trading on any stock exchange or market.

All exercises of subscription rights are irrevocable. You should carefully consider whether to exercise your subscription rights before the expiration of the Rights Offering.

We may cancel the Rights Offering in our sole discretion at any time prior to its expiration, for any reason. If the Rights Offering is canceled, the Company will return all investment amount payments received for the cancelled Rights Offering, without interest or penalty, in accordance with and subject to applicable law.

Each holder of equity share rights who exercises its subscription rights in full will be entitled to subscribe for additional equity shares, as the case may be, that remain unsubscribed as a result of any unexercised subscription rights by other rights holders, which we refer to as the over-subscription right (the “Over-Subscription Right”). If all equity share rights are fully exercised, there will be no Over-Subscription Right. We will not in any case issue additional equity shares beyond those offered pursuant to the Rights Offering.

Ramanand Core Investment Company Private Limited (“Ramanand”) is a wholly owned subsidiary of Raju Vegesna Infotech and Industries Private Limited, which is owned and controlled by Infinity Satcom Universal Private Limited (“Infinity”), and which in turn is owned and controlled by Mr. Raju Vegesna, CEO, Chairman and Managing Director of the Company (also referred to herein as the “Majority Shareholder” and, together with Ramanand, Infinity, Infinity Capital Ventures LP, USA and Vegesna Family Trust, USA, the “Majority Shareholder Group”). As of March 31, 2024, entities affiliated with our CEO, Chairman and Managing Director, Mr. Raju Vegesna, beneficially owned approximately 84.03% of our outstanding equity shares, with Ramanand owning approximately 68.18%, and Infinity owning approximately 7.93% of our issued and outstanding equity shares. Additionally, as of March 31, 2024, Infinity Capital Ventures LP, USA beneficially owned approximately 7.58% of our issued and outstanding equity shares represented by restricted ADSs, and Vegesna Family Trust, USA owned approximately 0.34% of our outstanding equity shares through ADSs. The remaining proportion of our equity shares (15.97%) were held by Citibank, N.A., the ADS depositary, as of March 31, 2024, for the benefit of the holders and beneficial owners of ADSs.

The Majority Shareholder Group has informed us that it intends to participate in the Rights Offering by exercising its subscription rights in full and that it may exercise its Over-Subscription Right. However, there is no guarantee or commitment that the Majority Shareholder Group will ultimately decide to exercise any or all of its subscription rights or its Over-Subscription Right.

The Rights Offer Documents do not constitute an offer to sell, or a solicitation of an offer to purchase, the equity shares offered hereby in any jurisdiction where it is unlawful to make such offer or solicitation. For investors outside the United States and India: Neither we nor our agents have taken any action that would permit this offering or possession or distribution of the Rights Offer Documents in any jurisdiction where action for that purpose is required. Persons outside the United States or India who come into possession of the Rights Offer Documents must inform themselves about, and observe any restrictions relating to, the offering of our equity shares and ADSs representing our equity shares and the distribution of the Rights Offer Documents outside of the United States.

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Summary Timetable

The timetable below lists some important dates for equity shareholders relating to the Rights Offering. All times referred to in this timetable are Chennai, India time, unless stated otherwise.

Equity Share Record Date—date for determining holders of equity shares entitled to equity share rights	6:00 p.m. (Chennai, India time) on , 2024

Equity Share Commencement Date—beginning of period during which equity share rights holders can subscribe for and purchase new equity shares	9:00 a.m. (Chennai, India time) on , 2024

Equity share rights delivery date – date on which the subscription form and letters of instructions sent to registered shareholders	, 2024

Equity Share Expiration Date—end of period during which equity share rights holders can subscribe for new equity shares	6:00 p.m. (Chennai, India time) on , 2024

Delivery of new equity shares to equity shareholders	On or about , 2024

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Rights Offering to Holders of Equity Shares

If you are a holder of equity shares on the Equity Share Record Date, you will receive 1.36364 equity share rights for each equity share owned on that date. 0.73 equity share right will entitle a holder of such rights to subscribe for and purchase one new equity share, at the Equity Share Subscription Price. No fractional equity shares will be issued. Fractional entitlements to equity share rights will be rounded down to the next lower whole number. To subscribe for new equity shares, a shareholder must pay to the Company the Equity Share Subscription Price before the Equity Share Expiration Date, and submit the required documentation as detailed in this prospectus.

Equity Share Record Date

The record date for the determination of equity shareholders entitled to equity share rights is 6:00 p.m. (Chennai, India time) on         , 2024. Only equity shareholders of record on the Equity Share Record Date will be entitled to equity share rights. Holders of ADSs that withdraw ADSs for equity shares will not be entitled to equity share rights if they do not hold equity shares by the Equity Share Record Date.

Equity Share Rights Exercise Period

Equity share rights may be exercised during the period from 9:00 a.m. (Chennai, India time) on         , 2024 through 6:00 p.m. (Chennai, India time) on         , 2024. If you do not exercise your equity share rights before the Equity Share Expiration Date, the equity share rights will expire and will have no further value. We reserve the right to extend the expiration date one or more times without notice to you.

Equity Share Subscription Price

The Equity Share Subscription Price is Rs. 10 per new equity share. You must pay the Equity Share Subscription Price in Indian Rupees.

Procedure for Exercising Equity Share Rights

To subscribe for new equity shares, a shareholder must pay the Equity Share Subscription Price and submit the completed application form included as Part A to the Letter of Offer (the “Application Form”), to the Company before the Equity Share Expiration Date.

You should read and follow the instructions in the Letter of Offer carefully.

You are responsible for the method of delivery of your Application Form with your total subscription price payment to the Company. If you send your Application Form and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the Company prior to the time the Rights Offering expires. You must pay, or arrange for payment, by means of a personal check of immediately available funds, or by wire transfer. Any other form of payment will not be accepted.

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The properly completed Application Form and payment should be delivered to:

By registered, certified or express mail:	By overnight courier:

Sify Technologies Limited	Sify Technologies Limited

TIDEL Park, 2nd Floor 4, Rajiv Gandhi Salai Taramani, Chennai 600 113 India	TIDEL Park, 2nd Floor 4, Rajiv Gandhi Salai Taramani, Chennai 600 113 India

sify.secretarial@sifycorp.com	sify.secretarial@sifycorp.com

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

The Company must receive the Application Form and Equity Share Subscription Price on or before the Equity Share Expiration Date. Deposit in the mail will not constitute delivery to the Company.

The Company has discretion to refuse to accept any improperly completed or unsigned Application Form. Please see the Application Form, Letter of Offer and instructions for additional information.

We will determine all questions about the timeliness, validity, form and eligibility of any exercise of equity share rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. Application Forms will not be considered received or accepted until we have waived all irregularities or you have cured them in time. We do not have to notify you of any defect or irregularity in submitting Application Form. We will not incur any liability for failing to do so.

The Company will accept payment only by wire transfer of immediately available funds or personal check drawn upon a scheduled commercial bank payable to the Company. Payments by certified bank check, cashier’s check or money order will not be accepted. You will elect the method of delivering Application Form and paying the Equity Share Subscription Price to the Company, and you will bear any risk associated with it. If you send Application Forms or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the Company and clearance of payment before the appropriate time.

Your payment will be considered received by the Company only upon:

•	any personal check clears; or

•	the Company receives a wire transfer of immediately available funds.

Payments by certified bank check, cashier’s check or money order will not be accepted.

The Company will hold your payment of the subscription price in a segregated account with other payments received from holders of rights until we issue to you your equity shares.

Delivery of New Equity Shares

The new equity shares you subscribe for and purchased in the Rights Offering are expected to be delivered on or about                , 2024.

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Subscription Agent

The Company will act as the Subscription Agent for equity shareholders.

Over-Subscription Right

Each shareholder who elects to exercise its equity share rights in full will be entitled to subscribe for additional equity shares that remain unsubscribed as a result of any unexercised equity share rights by other shareholders at the Equity Share Subscription Price, pursuant to the Over-Subscription Right. If all equity share rights are fully exercised, there will be no Over-Subscription Right. We will not in any case issue additional equity shares beyond those offered pursuant to the Rights Offering.

In order to properly exercise your Over-Subscription Right, you must fill out the Application Form included as Part A of the Letter of Offer and deliver the payment for exercise of your Over-Subscription Right before the Equity Share Expiration Date. Because we will not know the total number of unsubscribed equity shares before the Equity Share Expiration Date, if you wish to maximize the number of equity shares you purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of equity shares available, assuming that no shareholder other than you has purchased any equity shares pursuant to such holder’s subscription rights. The Company will return any excess payments in the manner in which they were received, without interest or deduction promptly after the Equity Share Expiration Date. An email or letter will be sent along with the returned payment.

The available unsubscribed equity shares will be allocated among the shareholders who have exercised the Over-Subscription Right as follows:

If the amount of unsubscribed equity shares is less than the amount of equity shares subscribed pursuant to the Over-Subscription Right (meaning that there is not a sufficient number of equity shares available to fully satisfy all over-subscription requests), the available equity shares will be allocated on a pro rata basis among equity share rights holders who exercised their Over-Subscription Right, based on the number of additional equity shares each such equity share rights holder subscribed for pursuant to the Over-Subscription Right.

If the amount of unsubscribed equity shares is greater than or equal to the amount of equity shares subscribed pursuant to the Over-Subscription Right, then the shareholders who exercised their Over-Subscription Right will be allocated their subscription orders pursuant to the Over-Subscription Right in full.

The board of directors of Sify will then allocate any remaining unsubscribed equity shares in the manner most advantageous to the shareholders and the Company, pursuant to Section 62(1)(a)(iii) of the Companies Act, 2013.

Transferability of Equity Share Rights

Subject to compliance with relevant securities laws, equity share rights are transferable.

We will not arrange for the equity share rights to be listed or tradeable on any stock exchange.

The transfer procedures are summarized below:

Renunciation. Pursuant to Indian law, holders of equity share rights have the right to renounce the equity share rights in favor of any other person, which shall be exercisable until the expiration of the Rights Offering. The renunciation from person residents outside India to resident Indians and vice versa shall be subject to the provisions of the Indian exchange control laws.

General instructions in case of renouncement. Eligible equity shareholders renouncing their subscription rights must address a letter to the Company mentioning the name, address, PAN and contact details of the renouncee (the person in whose favor renouncement is being made). See the Form of Renunciation included as Part B to the Letter of Offer.

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The renouncee must also fill out an application. See the Application by Renouncee included as Part C to the Letter of Offer. The renunciation letter shall be given to the relevant renouncee, who should attach the renunciation letter to their application and send both documents to the Company before the Equity Share Expiration Date, the last date for renunciation and subscription. In the event that an equity share rights holder renounces and transfers his rights in accordance with the procedures set forth in this Prospectus and in the Letter of Offer, the transferor and transferee must still adhere to the Rights Offering timeline and expiration dates in connection with the exercise of any rights.

Transfer, Transmission and Issue of Duplicate Shares. The provisions of the Companies Act and the Articles of Association of the Company which are applicable to the transfer and transmission of the existing equity shares and to the issue of duplicate, split and consolidation of existing equity share certificates will apply mutatis mutandis to the additional equity shares to be sold pursuant to the Rights Offering.

India selling restriction.

The transfer or renunciation of equity share rights and equity shares from persons resident outside India to resident Indians and vice versa shall be subject to provisions of the Indian exchange control laws. In accordance with the Foreign Exchange Management (Non-debt Instruments) Rules, 2019, any non-resident holder of equity share rights or equity shares should be in compliance with the applicable sectoral limits for foreign investment applicable to the Company under the FDI Policy, as amended form time to time. Any transfer of securities, including by way of renunciation, from a resident to a non-resident or from a non-resident to a resident, shall be subject to the exchange control guidelines relating to the pricing of shares transferred by a resident to a non-resident or the vice versa.

Further, please note that pursuant to Press Note 3 (2020 Series) issued by Department for Promotion of Industry and Internal Trade (Ministry of Commerce & Industry, Government of India), investment by persons or entities situated in or citizens of countries that share land border with India requires prior approval from the Government of India. This includes transactions where the beneficial owner of the relevant investor is domiciled in or a citizen of a country that shares land border with India. Accordingly, investments from the Neighboring Countries or where the ‘beneficial owner’ of such Indian investment is situated in, or is a citizen of, any such Neighboring Countries, requires prior government approval. Please note that inclusion of Taiwan in the definition of Neighboring Countries is a grey area (considering the political status of Chinese Taipei and China) and foreign investment in India by an entity based in Taiwan may also trigger approval requirements.

No Revocation or Change

Once you send in your Application Form and payment, you cannot revoke the exercise of your subscription rights, including exercise of your Over-Subscription Right, even if we extend the expiration date of the Rights Offering. All exercises of equity share rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your equity share rights. You should not exercise your equity share rights unless you are certain that you wish to purchase the new equity shares at the Equity Share Subscription Price set forth above.

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PLEASE READ THE ENTIRE LETTER OF OFFER AND THE PROSPECTUS CAREFULLY BEFORE SUBSCRIBING FOR EQUITY SHARES.

THE INSTRUCTIONS INCLUDED WITH THE RIGHTS OFFER DOCUMENTS MUST BE FOLLOWED.

QUESTIONS AND REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES OF THE RIGHTS OFFER DOCUMENTS MAY BE DIRECTED TO THE INFORMATION AGENT.

Enclosures:

1.	Part A - Share Application Form
2.	Part B - Form of Renunciation
3.	Part C - Application by Renouncee(s)

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NOTICE TO INVESTORS

No action has been or will be taken to permit the Rights Offering in any jurisdiction where action would be required for that purpose. Accordingly, the rights may not be offered or sold, directly or indirectly, and this Letter of Offer, Application Form and any other issue materials may not be distributed, in whole or in part, in any jurisdiction (other than in India), except in accordance with legal requirements applicable in such jurisdiction. Receipt of the Rights Offer Documents or any other issue materials (including by way of electronic means) will not constitute an offer, invitation to or solicitation by anyone in any jurisdiction or in any circumstances in which such an offer, invitation or solicitation is unlawful or not authorized or to any person to whom it is unlawful to make such an offer, invitation or solicitation. The Rights Offer Documents must be treated as sent for information only and should not be acted upon for subscription to equity shares and should not be copied or re-distributed. Accordingly, persons receiving a copy of the Rights Offer Documents and any other issue materials should not distribute or send the Rights Offer Documents or any such documents in or into any jurisdiction where to do so, would or might contravene local securities laws or regulations, or would subject our Company or its affiliates to any filing or registration requirement (other than in India or the United States). If the Rights Offer Documents or any other issue material is received by any person in any such jurisdiction, or by their agent or nominee, they must not seek to subscribe to the Rights Offering.

Any person who exercises his rights in the Rights Offering will be deemed to have declared, represented, warranted and agreed that such person is authorized to acquire the Company’s equity shares in compliance with all applicable laws and regulations prevailing in such person’s jurisdiction and India, without requirement for our Company or our affiliates to make any filing or registration (other than in India).

Neither the receipt of this Letter of Offer and the Prospectus nor any sale of equity shares in terms of the Letter of Offer and the Prospectus, shall, under any circumstances, create any implication that there has been no change in our Company’s affairs from the date hereof or the date of such information or that the information contained herein is correct as at any time subsequent to the date of this Letter of Offer or the date of such information. The contents of this Letter of Offer and the Prospectus should not be construed as legal, tax, business, financial or investment advice. Prospective investors may be subject to adverse foreign, state or local tax or legal consequences as a result of the Rights Offering. As a result, each investor should consult its own counsel, business advisor and tax advisor as to the legal, business, tax and related matters concerning the Rights Offering. In addition, neither our Company or its affiliates are making any representation regarding the legality of an investment in the Rights Offering.

Investors are advised to make their independent investigations and ensure that the number of equity shares applied for do not exceed the prescribed limits under applicable laws or regulations.

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Disclosure Pertaining to Willful Defaulter(s) or Fraudulent Borrower(s)

Our Company, our Promoter, and our Directors have not been categorized or identified as Willful Defaulter(s) or Fraudulent Borrower(s).

Information Agent

D.F. King & Co., Inc. is acting as Information Agent for the Rights Offering. If you have any questions regarding the equity share rights, please contact the Information Agent by phone (toll free) at (800) 487-4870 or by email sify@dfking.com.

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SIFY TECHNOLOGIES LIMITED

(CIN: U72200TN1995PLC050809)

Registered Office: 2nd Floor, TIDEL Park, No. 4, Rajiv Gandhi Salai,

Taramani, Chennai 600113, Tamilnadu

Phone: +91 44 2254 0770, Fax: +91 44 2254 0771

Web: https://www.sifytechnologies.com | E-mail: sify.secretarial@sifycorp.com

PART A

Application form

Last date for receipt of application: ____________, 2024

Issue of 250,000,000 equity shares of Rs. 10 each at par aggregating to Rs. 2,500,000,000 (Rupees Two hundred fifty crores only) to the equity shareholders on right basis in the ratio of  1.36364 equity shares for every 1 equity share held as on ……………, 2024.

Date: _____________

To

The Board of Directors,

Sify Technologies Limited,

Second Floor, Tidel Park,

4 Rajiv Gandhi Salai, Taramani,

Chennai 600113, Tamilnadu.

Dear Sir,

Ref.: Rights Offering / Letter of Offer dated ………………., 2024.

1.	I/we hereby accept and apply for allotment of the below mentioned equity shares in response to the Letter of Offer dated …………………, 2024 offering the equity shares to me/us on right basis.

2.	I/we also apply for the below mentioned additional equity shares and agree to accept these shares as may be decided by the Board of Directors.

3.	I/we to agree to subscribe to the equity shares offered to me/us and to hold such shares upon the terms and conditions as laid down by the Board of Directors and subject to the provisions of the Companies Act, 2013, Foreign Exchange Management Act, 1999 read with Rules and Regulations made thereunder, applicable provisions of Securities Exchanges Act, Rules, Regulations and NASDAQ listing standards and as per Memorandum and Articles of Association of the Company, and all the applicable laws, rules, and guidelines.

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4.	I/we authorize you to place my/our name(s) on the register of members.

(a)	Name of the Shareholder(s):
(b)	Number of equity shares held as on the Record Date:
(c)	Number of equity shares subscribed for:
(d)	Number of additional equity shares applied for:
(e)	Total Number of Shares applied for:
(f)	Amount paid per Share:
(g)	Remittance details:

5.	I/We accept that the disposal of any of the remaining equity shares, which have not been subscribed by me from the Rights Offering and in respect of which I/we have not renounced my/our rights in favour of any other person, by the Board per its discretion (including to the Majority Shareholder Group) shall not be disadvantageous to shareholders of the Company and the Company.

6.	I/We confirm that I am/ we are not a citizen or resident of any country that shares land border with India. Further, this subscription application will not result in the creation of beneficial ownership rights in favour of any person resident in or citizen of any country that shares a land border with India, under the Foreign Exchange Management (Non-debt Instruments) Rules, 2019 read with Press Note No. 3 (2020 Series) issued by Department for Promotion of Industry and Internal Trade (Ministry of Commerce & Industry, Government of India).

7.	I/We confirm that any regulatory or government approval, including from Securities and Exchange Board of India, Reserve Bank of India, Government of India or any other approval under any applicable law is not required prior to my/our subscription of shares.

Sole/first applicant	Second joint applicant	Third joint applicant

Signature(s) as per specimen recorded with the Company

[Name]

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PART B

FORM OF RENUNCIATION

Date: ………………., 2024

To

The Board of Directors,

Sify Technologies Limited

Second Floor, Tidel Park,

4 Rajiv Gandhi Salai, Taramani,

Chennai 600113, Tamilnadu.

Sub: Renunciation of Rights

Re: Folio No. __

Name of the Member: ……………………………………………………..

This has reference to the Letter of Offer dated , 2024, in relation to the Rights Offering by Sify Technologies Limited.

I hereby renounce my rights (against my Folio no. __) in favor of ___________________ (the "Renouncee"). I/We have not made any application to the Company for allotment of these Shares in my/our name(s).

Kindly take note of my renunciation and allot the above said shares to the Renouncee upon receipt of application form along with subscription money from the aforesaid Renouncee.

Thanking you,

Yours faithfully,

______________

[Signature(s) as per specimen recorded with the Company]

[Name]

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PART C

APPLICATION BY RENOUNCEE(S)

{to be filled in by renouncee(s) only}

To	Date :

The Board of Directors,

Sify Technologies Limited,

Second Floor, No 4, TIDEL Park Rajiv Gandhi Salai, Taramani, Chennai – 600113.

1.	In reference to the Letter of Offer dated _______, 2024, in relation to the Rights Offering by Sify Technologies Limited, and pursuant to the Form of Renunciation signed by _______________________________, shareholder, I/We apply for allotment of below mentioned equity shares.

2.	I/we also apply for below-mentioned additional equity shares and agree to accept these shares as may be decided by the Board.

3.	I/we agree to subscribe to the equity shares renounced to me/us and to hold such equity shares upon the terms and conditions as laid down by the Board and subject to the provisions of the Companies Act, 2013, Foreign Exchange Management Act, 1999 read with Rules and Regulations made thereunder, applicable provisions of Securities Exchanges Act, Rules, Regulations and NASDAQ listing standards and as per Memorandum of Association and Articles of Association of the Company, and all the applicable laws, rules, and guidelines.

4.	I/we authorize you to place my/our name(s) in the Register of Members.

1	Name and address of the Renouncee(s)
2	Age
3	If you are existing shareholder, please mention folio no.
4	Number of Equity shares accepted
5	Number of additional Equity shares applied by renouncee
6	Total Number of Equity shares applied for by renouncee
7	Amount payable with application
8	Payment/cheque/DD details

5.	I/We accept that the disposal of any of the remaining equity shares, which have not been subscribed by me from the Rights Offering, by the Board as per its discretion (including to the Majority Shareholder Group) shall not be disadvantageous to shareholders of the Company and the Company.

6.	I/We confirm that I am/ we are not a citizen or resident of any country that shares land border with India. Further, this subscription application will not result in the creation of beneficial ownership rights in favour of any person resident in or citizen of any country that shares a land border with India, under the Foreign Exchange Management (Non-debt Instruments) Rules, 2019 read with Press Note No. 3 (2020 Series) issued by Department for Promotion of Industry and Internal Trade (Ministry of Commerce & Industry, Government of India).

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7.	I/We confirm that any regulatory or government approval, including from Securities and Exchange Board of India, Reserve Bank of India, Government of India or any other approval under any applicable law is not required prior to my/our subscription of shares.

Signature of Renouncee(s)

Full name	Signature	Address of the first/ sole applicant
Sole/first applicant
Second joint applicant

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